EXHIBIT 99.1


On January 15, 2003 the Board of Directors of Union Bankshares, Inc. (AMEX
- UNB) declared a quarterly dividend on its common stock of $.30 per share payable January 28, 2003 to shareholders of record January 25, 2003.